Exhibit 10.5(ii)

Maude 6

AMENDMENT NO. 2

TO LEASE

THIS AMENDMENT NO. 2 is made and entered into this fourth day of November, 1994, by and between JOHN ARRILLAGA, Trustee, or his Successor Trustee UTA dated 7/20/77 (JOHN ARRILLAGA SEPARATE PROPERTY TRUST) as amended, and RICHARD T. PEERY, Trustee, or his Successor Trustee UTA dated 7/20/77 (RICHARD T. PEERY SEPARATE PROPERTY TRUST) as amended, collectively as LANDLORD, and SYNOPSYS, INC., a Delaware corporation, as TENANT.

RECITALS

A. WHEREAS, by Lease Agreement dated June 16, 1992, Landlord leased to Tenant all of that certain 104,170+ square foot building located at 700B East Middlefield Rd., Mountain View, California, the details of which are more particularly set forth in said June 16, 1992 Lease Agreement (the “Lease”), and

B. WHEREAS, said Lease was amended by the Commencement Letter dated March 9, 1993 which amended the commencement date of the Lease to commence December 21, 1992 and terminate December 31, 2000, and

C. WHEREAS, said Lease was amended by Amendment No. 1 dated June 23, 1993 which: (i) established the Commencement Date for the second floor space; (ii) extended the Term of the Lease to be co-terminous with the projected term of the Lease Agreement dated June 23, 1993 for premises located at 700A Middlefield Road, Mountain View, California; (iii) amended the Basic Rent schedule; (iv) replaced Paragraph 46 Parking; and (v) established the Commencement Date for the payment of Additional Rent expenses for 100% of the building, and

D. WHEREAS, it is now the desire of the parties hereto to amend the Lease by: (i) extending the Term of the Lease for an additional two (2) months to be co-terminous with the extended Termination Date of the Lease Agreement dated June 23, 1993 for premises located at 700A Middlefield Road, Mountain View, California, and (ii) amending the Basic Rent schedule and the Aggregate Rent of the Lease accordingly, as hereinafter set forth.

AGREEMENT

NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

1. TERM OF LEASE: Pursuant to Paragraph 4 of Amendment No. 1 dated June 23, 1993, “Future Amendment to Lease Term and Basic Rent Schedule”, it is agreed between the parties that the term of this Lease shall be extended for an additional two month period, and the Termination Date shall be changed from December 31, 2002 to February 28, 2003.

2. BASIC RENTAL FOR EXTENDED TERM OF LEASE: The monthly Basic Rental for the Extended Term of Lease shall be as follows:

On January 1, 2003, the sum of ONE HUNDRED SEVENTY ONE THOUSAND EIGHT HUNDRED EIGHTY AND 50/100 DOLLARS ($171,880.50) shall be due, and a like sum due on the first day of each month thereafter, through and including February 1, 2003.

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The Aggregate Rental for the Lease shall be increased by $343,761.00 or from $18,621,100.99 to $18,964,861.99.

EXCEPT AS MODIFIED HEREIN, all other terms, covenants, and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 2 to Lease as of the day and year first hereinabove set forth.

LANDLORD:		TENANT:

JOHN ARRILLAGA SEPARATE PROPERTY TRUST		SYNOPSYS, INC. a Delaware corporation

By	/s/ John Arrillaga	By	/s/ A. Brooke Seawell
John Arrillaga, Trustee

A. Brooke Seawell
Print or Type Name

RICHARD T. PEERY SEPARATE		Title:	SR. V.P. - Finance & Operations
PROPERTY TRUST

By	/s/ Richard T. Peery	Dated:	11/18/94
Richard T. Peery, Trustee